Exhibit (a)(6)

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED DECLARATION OF TRUST

OF

ARK VENTURE FUND

This Amendment No. 2, dated as of April 6, 2026 (this “Amendment”), amends that certain Amended and Restated Declaration of Trust, dated April 27, 2022 (the “Declaration of Trust”), of ARK Venture Fund (the “Fund”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Declaration of Trust.

WHEREAS, the Board of Trustees of the Fund has established a new class of shares of beneficial interest, Class X shares of beneficial interest.

NOW, THEREFORE, the Declaration of Trust is amended as follows:

1.         Amendment to Schedule A. The Declaration of Trust is hereby amended by deleting Schedule A thereof in its entirety and inserting in lieu thereof the following:

Schedule A

ARK Venture Fund

Series of Shares

ARK Venture Fund

Classes of Shares

Class D Shares of Beneficial Interest

Class S Shares of Beneficial Interest

Class U Shares of Beneficial Interest

Class X Shares of Beneficial Interest

2.          Entire Agreement. Except as amended herein, the Declaration of Trust shall remain in full force and effect.

3.          Effective Date. This Amendment shall be effective as of the date first written above.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

/s/ Thomas G. Staudt
Name: Thomas G. Staudt
Title: President

Signature Page to Amendment No. 2 to the Amended and Restated Declaration of Trust